Exhibit 99.1
news release
QLT ANNOUNCES ITS INTENTION TO INCREASE SHARE REPURCHASE PROGRAM

For Immediate Release	May 20, 2010
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced that, subject to regulatory approval, the Board of Directors has approved an increase in the number of common shares that QLT may purchase under its normal course issuer bid over the twelve month period that commenced on November 3, 2009, from 2,731,534 common shares, representing 5% of the outstanding common shares on October 28, 2009, to 4,700,060 common shares, representing 10% of the public float as at that date. The increase represents up to an additional 1,968,526 common shares available for purchase under the bid. The bid will terminate on November 2, 2010.
“We are pleased to announce that we will increase our share repurchase program to approximately 9% of our outstanding shares,” stated Bob Butchofsky, President and Chief Executive Officer of QLT. “This increase reflects our continued confidence in our future cash flows and ocular pipeline.”
QLT has filed with the Toronto Stock Exchange (“TSX”) an amendment to its notice of intention to conduct a normal course issuer bid through the facilities of the TSX and the NASDAQ Stock Market (“NASDAQ”), which was originally approved by the TSX on October 28, 2009. The ability to make certain purchases under the amended bid through the NASDAQ is subject to QLT obtaining exemptive relief from the Canadian securities regulatory authorities. The price that QLT will pay for any common shares repurchased will be the market price of such shares on the TSX or NASDAQ, as the case may be, at the time of acquisition. QLT will make no purchases of common shares other than open-market purchases. The purchases will be made by QLT in accordance with TSX Rules and Policies and Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended. In accordance with TSX Rules, daily purchases made by QLT on the TSX will not exceed 14,433 common shares, or 25% of QLT’s average daily trading volume of 57,732 common shares on the TSX for the six calendar months preceding the date of the acceptance of the original notice, subject to certain prescribed exemptions. Rule 10b-18 contains similar restrictions on daily purchases that may be made by QLT on NASDAQ based on the average daily trading volume of QLT’s common shares on NASDAQ, subject to certain exemptions for block purchases. The actual number of common shares that may be purchased pursuant to the normal course issuer bid and the timing of any such purchases will be determined by QLT in the context of the market at the time, subject to compliance with applicable law. All common shares purchased pursuant to the normal course issuer bid will be cancelled.
In accordance with TSX Rules, “public float” is the Company’s outstanding common shares as at October 28, 2009, less any shares held by the Company’s senior officers and directors and by shareholders that own 10% or more of the common shares as at that date. Since the commencement of the bid, QLT has purchased an aggregate of 1,475,390 common shares at an average price of US$5.09 per share, for a total cost of US$7.5 million. As at October 28, 2009 and May 19, 2010, there were 54,630,692 common shares and 53,193,356 common shares of QLT issued and outstanding, respectively.
AGM Presentation Webcast Information
QLT Inc. will hold its annual general meeting of shareholders (“AGM”) today, May 20, 2010 at 10:00 a.m. PT in Vancouver, British Columbia. The presentation of the Company’s President and Chief Executive Officer at the AGM will be recorded and replayed via the Internet at www.qltinc.com after 2:00 p.m. PT.

About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.
QLT Inc. Media Contact
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact
New York, U.S.A.
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
Or
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 617-583-1306
tswanson@troutgroup.com
Visudyne is a registered trademark of Novartis AG.
QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release which are not historical facts, are “forward-looking” statements as the term is defined in the United States Private Securities Litigation Reform Act of 1995, and “forward looking information” within the meaning of applicable Canadian Securities legislation. You can identify these forward-looking statements and information by QLT’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements and information include statements with respect to QLT’s intention to purchase its common shares and statements with respect to QLT’s cash flow, ability to develop the business and ocular programs. Forward-looking statements and forward looking information are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, our intention to purchase our common shares is subject to regulatory approval from the TSX; our intention to purchase the additional common shares under the normal course issuer bid on the Nasdaq Stock Market is subject to obtaining exemptive relief from the Canadian securities regulatory authorities; the extent to which QLT repurchases its shares under the normal course issuer bid may be impacted by market factors; the Company’s future operating results are uncertain and likely to fluctuate; the timing, expense and uncertainty associated with the commercialization and regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of products; risks and uncertainties related to the scope, validity, and enforceability of intellectual property rights related to our products and technology and the impact of patents and other intellectual property of third parties; and other risk factors discussed in documents filed by QLT with the Securities and Exchange Commission from time to time including QLT’s Annual Report on Form 10- K and QLT’s Quarterly Reports on Form 10-Q or filed with the Canadian Securities Regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.